Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

BWAY CORPORATION (Delaware corporation)

Subsidiaries of BWAY Corporation (each is wholly owned)

Armstrong Containers, Inc. (Delaware corporation)

North America Packaging Corporation (Delaware corporation)

Subsidiaries of North America Packaging Corporation (each is wholly owned)

North America Packaging of Puerto Rico, Inc. (Delaware corporation)

SC Plastics, LLC (Georgia limited liability company)